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                                                       EXHIBIT 99(1)

               Harrah's Entertainment Expects Adjusted Net Income
                 Of 46 to 50 Cents Per Share For Second Quarter

     LAS VEGAS, July 5, 2001 -- Harrah's Entertainment, Inc. (NYSE:HET) today announced it expects to report second-quarter Adjusted Earnings Per Share of 46 to 50 cents, up 15 to 25 percent over last year's second quarter but below analysts' consensus estimates of 55 cents per share.

     Second-quarter revenues are expected to reach a record level and Property Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is expected to match the record Property EBITDA of the second quarter 2000.

     The company cited two factors as the primary reasons for the earnings shortfall: a lower than expected table-games hold percentage at the Rio in Las Vegas and accelerating weakness in retail, or non-tracked walk-in, business stemming from the nation's economic slowdown.

     "During the quarter we saw continued increases in both tracked and cross-market play, especially from Platinum and Diamond Total Rewards customers," said Phil Satre, Harrah's Entertainment Chairman and Chief Executive Officer. "However, we experienced a decline in business from retail customers in several markets, which led to lower growth rates than we had anticipated.

     "While the gains in tracked and cross-market play reinforce our confidence in our long-term growth strategy, the uncertain prospects for a rapid economic recovery and the economy's impact on retail business have prompted us to modestly reduce our full-year growth expectations," Satre said.

     The economic slowdown had its greatest impact on the company's Northern Nevada operations, which experienced a double-digit decline in retail business from key Northern California feeder markets.

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     "To counter the drop in retail play, we developed new marketing plans to stimulate the retail segment of our businesses," said Gary Loveman, Harrah's Entertainment President and Chief Operating Officer. "We implemented those plans at the end of June.

     "The Rio in Las Vegas performed significantly better in the 2001 second quarter than in the year-earlier quarter due to better cost management, a higher table-game hold percentage and improved results in non-gaming areas," Loveman said.

     "However, the Rio's second-quarter table-game hold percentage was more than five percentage points below the hold percentage in the first quarter of this year," Loveman said. "The impact of the hold percentage being below the first-quarter level is estimated at between four and five cents a share.

     "We anticipate a positive earnings impact when we complete ongoing Central and Eastern Division construction projects designed to upgrade our product offerings and bring customers in these markets the complete Harrah's Entertainment experience," Loveman said.

     The company opened a casino enhancement at North Kansas City at the end of the second quarter. Renovations at Harrah's Lake Charles, where up to 40 percent of the property's hotel rooms were out of service during the quarter, and at Players Metropolis, where preparations continue for a September conversion of the property to the Harrah's brand, impacted results in the second quarter.

     "In addition to construction disruptions, Lake Charles was also affected by a weekend storm-related highway closure in June that kept customers away from the Lake Charles market," Loveman said. "The company's Louisiana riverboats were also impacted by increased gaming taxes."


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     Other second-quarter results are expected to reflect improvements at the
Atlantic City Showboat over the first-quarter levels and the impact of competitive pressures in the Chicagoland market.

     "We are encouraged that the Atlantic City Showboat achieved market-share gains and Property EBITDA improvements from the first quarter of 2001," Loveman said.

     "To protect our market share in Chicagoland, we quickly responded to the aggressive marketing campaign of a new competitor during the quarter," he said. "We are now refining our marketing to enhance profitability while maintaining our market share."

     Harrah's noted that the operating shortfalls will be partially offset by operating gains achieved at Harrah's St. Louis, Harrah's Shreveport and Harrah's Atlantic City, as well as at the Southern Nevada Harrah's brand properties.

     In addition to project-opening and other costs excluded by the company from Adjusted Earnings Per Share and from analysts' estimates, Harrah's also expects its second-quarter operating results to be impacted by an approximate $5.5 million pre-tax charge to write off its investments in Zoho Corporation and an approximate $2.8 million pre-tax charge connected to an initiative to reduce the income-statement volatility of a deferred compensation program.

     Harrah's Entertainment plans to release actual second-quarter results on Wednesday, July 18.

     Harrah's Entertainment will host a conference call on Friday, July 6, 2001, at 9:00 a.m. Eastern Daylight Time to discuss the anticipated second-quarter results discussed in this press release, as well as general trends in the company's overall business. Those interested in participating in the conference call should dial 800-305-1078, or 703-871-3026 for international callers, about 10 minutes before the call start

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time. A taped replay of the conference call can be accessed at 888-266-2081 or
703-925-2533 for international callers, beginning at 12:30 p.m. Eastern Daylight Time on Friday, July 6, 2001. The replay will be available through July 13, 2001. The pin number for the replay is 5369730.

     The conference call will also be available live or archived at our web site
- www.harrahs.com - in the "Investor Relations" section behind the "About Us" tab.

     Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino-entertainment industry, operating 21 casinos in the United States under the Harrah's, Showboat, Rio and Players brand names. With a combined database of more than 23 million players, Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

     This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "plans," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Such risks and uncertainties include, but are not limited to, economic, bank, equity and debt-market condition, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including

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interest rates, abnormal gaming holds, construction disruptions and delays, ineffective marketing, and effects of competition.

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